Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

THE STOCKHOLDERS OF

PHOTONIC PRODUCTS LIMITED

and

STOCKERYALE, INC.

and

STOCKERYALE (UK) LIMITED,

a wholly owned subsidiary of

StockerYale, Inc.

October 31, 2006

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of October 31, 2006 by and among StockerYale, Inc. (Company Identification Number 042114473), a Massachusetts corporation with its principal office at 32 Hampshire Road, Salem, New Hampshire (the “SYI”), StockerYale (UK) Limited (Company Registration Number 5965205), a private limited company organized under the laws of England and Wales and a wholly owned subsidiary of SYI (“SYUK”, and collectively with SYI, the “Buyers”), and the stockholders of Photonic Products Limited (Company Registration Number 3110900) (the “Company”) listed on Schedule 1 attached hereto (individually, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, each of the Stockholders owns the number of the issued and outstanding shares (collectively, the “Shares”) of the Company set forth opposite his or her name on Schedule 1 attached hereto, which Shares in the aggregate represent all of the issued and outstanding shares of the Company;

WHEREAS, the Stockholders desire to sell, and the Buyers desire to buy, all of the Shares, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF THE SHARES; CLOSING

Section 1.1. Purchase and Sale of the Shares. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement, which shall occur simultaneously with the execution of this Agreement (the “Closing”), each Stockholder hereby sells, transfers, conveys, assigns and delivers, free of all liens, encumbrances or security interests and with full title guarantee to the Buyers, and the Buyers hereby purchase, acquire and accept from each Stockholder, all of the Shares owned by such Stockholder, as set forth opposite each such Stockholder’s name on Schedule 1 attached hereto. At the Closing, each Stockholder shall deliver to the Buyers certificates evidencing the Shares owned by such Stockholder, together with a Stock Transfer Form duly executed by such Stockholder. The Shares shall be sold by each Stockholder with all rights and advantages attaching to them as at Closing, including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing. Upon completion of the Closing, SYI shall own 26.88% of the Company and SYUK shall own 73.12% of the Company.

Section 1.2. Further Assurances. At any time and from time to time after the Closing, at either SYI’s or SYUK’s request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as SYI and/or SYUK may reasonably request, more effectively to transfer, convey and assign to SYI or SYUK, as the case may be, and to confirm SYI’s and/or SYUK’s title to, all of the Shares owned by such Stockholder, to put SYI and/or SYUK in actual possession and operating control of the assets, properties and business of the Company, to assist SYI and/or SYUK in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

Section 1.3. Consideration.

(a) The consideration to be paid to the Stockholders in the proportions set forth on Schedule 1 for the Shares shall consist of:

(i) a total of U.S.$4,250,000 in cash from SYUK;

(ii) bonds issued by SYUK to each of the Stockholders in the form attached hereto as Exhibit A with an aggregate initial principal amount equal to U.S.$2,400,000 (the “Bond”) in the proportions set out in Schedule 1; provided, however, that if the Stockholders breach any representation or warranty or covenant or agreement made hereunder and SYUK makes a claim in accordance with this Agreement that is agreed or determined in accordance with Article V hereof, then the amounts outstanding under the Bond shall be reduced in the proportions set out in Schedule 1 by an amount equal to the Losses (as defined herein), provided further that if SYUK fails to make any payments under the Bond or any of them on their due dates for payment, the Stockholders shall then have the right to require payment from SYI in the form of newly issued shares of SYI common stock such shares shall be issued within 20 days after a written request to that effect has been made by the Stockholders at a share price equal to, at the Stockholders’ election the 10 trading day average closing price on the Nasdaq Global Market ending two trading days prior to (x) such date SYUK breached such Bond or (y) such date that the Stockholders demanded payment from SYI in the form of newly issued shares of SYI common stock.

(iii) 2,680,311 shares of SYI’s common stock, par value $0.001 per share (the “SYI Shares”), to be issued to the Stockholders at the Closing (with stock certificates to be delivered to the Stockholders within five (5) business days after Closing); and

(iv) The persons listed on Schedule 1 hereto (the “Earnout Participants”) shall receive payments from SYI (the “Contingent Payments”) in an amount of up to 439,966 pounds sterling in the aggregate, assuming the Fiscal 2007 EBITDA Target, the Fiscal 2008 EBITDA Target and the Fiscal 2009 EBITDA Target (each as defined below) are each achieved, subject to the provisions below and contingent as is set forth below. The Earnout Participants shall be entitled to share the Contingent Payments pro rata based on the percentages set forth opposite each person’s name on Schedule 1 hereto. “EBITDA” shall mean the Company’s earnings before interest, taxes, depreciation, amortization, any intercompany management fees or other levies payable by or to SYUK or SYI or any of their Affiliates, the Contingent Payments and payments under the Photonic Products Limited Employee Bonus Plan dated as of the date hereof and shall be calculated using the same accounting policies and principles applied in the preparation of the accounts of the Company in the financial periods ending prior to Closing.

The EBITDA target for the Company for the fiscal year ending on December 31, 2007 (the “First Contingent Year”) shall be 933,000 pounds sterling (the “Fiscal 2007 EBITDA Target”). The EBITDA target for the Company for the fiscal year ending on December 31, 2008 (the “Second Contingent Year”) shall be 1,270,000 pounds sterling (the “Fiscal 2008 EBITDA Target”). The EBITDA target for the Company for the fiscal year ending on December 31, 2009 (the “Third Contingent Year”) shall be 1,655,000 pounds sterling (the “Fiscal 2009 EBITDA Target”).

Contingent Payments shall be paid as follows:

First Contingent Year.

•	In the event the Company’s actual EBITDA for the First Contingent Year is less than 839,700 pounds sterling, then no Contingent Payments shall be paid to the Earnout Participants for such fiscal year.

•	In the event the Company’s actual EBITDA for the First Contingent Year is at least 839,700 pounds sterling but less than 886,350 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate 49,998 pounds sterling.

•	In the event the Company’s actual EBITDA for the First Contingent Year is at least 886,350 pounds sterling but less than 933,000 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate 79,993 pounds sterling.

•	In the event the Company’s actual EBITDA for the First Contingent Year is at least 933,000 pounds sterling but less than 979,650 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 99,365 pounds sterling.

•	In the event the Company’s actual EBITDA for the First Contingent Year is at least 979,650 pounds sterling but less than 1,026,300 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 104,992 pounds sterling.

•	In the event the Company’s actual EBITDA for the First Contingent Year is at least 1,026,300 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 109,992 pounds sterling.

Second Contingent Year.

•	In the event the Company’s actual EBITDA for the Second Contingent Year is less than 1,143,000 pounds sterling, then no Contingent Payments shall be paid to the Earnout Participants for such fiscal year.

•	In the event the Company’s actual EBITDA for the Second Contingent Year is at least 1,143,000 pounds sterling but less than 1,206,500 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate 69,517 pounds sterling.

•	In the event the Company’s actual EBITDA for the Second Contingent Year is at least 1,206,500 pounds sterling but less than 1,270,000 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate 111,990 pounds sterling.

•	In the event the Company’s actual EBITDA for the Second Contingent Year is at least 1,270,000 pounds sterling but less than 1,333,500 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 139,987 pounds sterling.

•	In the event the Company’s actual EBITDA for the Second Contingent Year is at least 1,333,500 pounds sterling but less than 1,397,000 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 146,985 pounds sterling.

•	In the event the Company’s actual EBITDA for the Second Contingent Year is at least 1,397,000 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 153,988 pounds sterling.

Third Contingent Year.

•	In the event the Company’s actual EBITDA for the Third Contingent Year is less than 1,489,500 pounds sterling, then no Contingent Payments shall be paid to the Earnout Participants for such fiscal year.

•	In the event the Company’s actual EBITDA for the Third Contingent Year is at least 1,489,500 pounds sterling but less than 1,572,250 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate 79,993 pounds sterling.

•	In the event the Company’s actual EBITDA for the Third Contingent Year is at least 1,572,250 pounds sterling but less than 1,655,000 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate 127,988 pounds sterling.

•	In the event the Company’s actual EBITDA for the Third Contingent Year is at least 1,655,000 pounds sterling but less than 1,737,750 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 159,986 pounds sterling.

•	In the event the Company’s actual EBITDA for the Third Contingent Year is at least 1,737,750 pounds sterling but less than 1,820,500 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 167,985 pounds sterling.

•	In the event the Company’s actual EBITDA for the Third Contingent Year is at least 1,820,500 pounds sterling, then the Earnout Participants shall be entitled to receive, in the aggregate, 175,984 pounds sterling.

SYI shall provide the Earnout Participants via facsimile, email or overnight courier with a written statement of its calculation (the “Calculation Statement”) of each Contingent Payment due, if any, as promptly as practicable, but in any event within thirty (30) days after receipt by SYI of final audited financial statements of the Company for the applicable Contingent Year in question, provided that such Calculation Statement shall be delivered to the Earnout Participants within one hundred and twenty (120) days after the expiry of the applicable Contingent Year. The Contingent Payments shall be payable:

•	within fifteen (15) business days after receipt by SYI of an acceptance notice or the resolution of any disagreement pursuant hereto, or

•	if no acceptance notice or Dispute Notice (as defined below) is given by the Earnout Participants to SYI within fifteen (15) business days after the Earnout Participants’ receipt of the Calculation Statement;

in each case, by wire transfer of immediately available funds or checks to each Earnout Participant, less any necessary withholdings or deductions (unless paid in the form of SYI common stock, as described below, in which case such stock certificates shall be issued promptly).

In the event that the Earnout Participants or any of them disagree with the Calculation Statement, the Earnout Participants shall notify SYI in writing (the “Dispute Notice”) within thirty (30) days after receipt of the Calculation Statement of such disagreement, stating the facts of the disagreement and, where reasonably practicable, the Earnout Participants’ calculation of EBITDA for the Contingent Payment for the applicable Contingent Year. If a Dispute Notice is not given within such thirty (30) day period, then the Calculation Statement shall be deemed to be binding and conclusive. In the event a Dispute Notice is timely given, the Earnout Participants and representatives of SYI shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Earnout Participants and SYI are unable to reach an agreement within thirty (30) days after receipt of the Dispute Notice, either party may elect to refer the dispute to an independent third-party accounting firm which is mutually agreed upon by SYI and the Earnout Participants, who shall act as the referee (the “Accountant Referee”), in which case the Accounting Referee shall review the disputed items or amounts and compute the disputed portion of the Contingent Payment due, as applicable, if any.

If the identity of the Accountant Referee cannot be agreed it shall be appointed on the application of either party by the President or other duly authorised officer of the Institute of Chartered Accountants for England and Wales.

In making its calculation, the Accounting Referee shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Accounting Referee begins its review and shall be conclusive and binding on the parties. Within fifteen (15) days following the resolution of any disputed Contingent Payment, SYI shall pay, after receipt by SYI of an Acceptance and Release Notice from the Earnout Participants, the disputed portion of the Contingent Payment, as applicable by wire transfer of immediately available funds or checks to the Earnout Participants. The fees, costs and expenses of the Accountant Referee shall be borne by the party that is furthermost from the Accountant Referee’s determination.

Where the Contingent Payments are made more than 120 days after the end of the Contingent Year to which they relate, they shall bear interest at the Interest Rate from the date that is 120 days after the end of that Contingent Year until payment is received.

The Contingent Payments paid by SYI may be paid in cash or shares of SYI common stock, in the sole discretion of SYI. SYI may only elect to pay the Contingent Payments with SYI common stock if (i) such shares of common stock are registered for resale under an effective registration statement filed with the Securities and Exchange Commission in the manner provided in Section 4.5 of this Agreement and SYI is in full compliance at such time with the terms of such Section 4.5, and (ii) such issuance does not result in SYI violating applicable Nasdaq rules (including those relating to the issuance of shares without stockholder approval).

Where SYI elects to make the Contingent Payments by common stock the valuation date shall be the earlier of:

•	the date that the common stock is issued to the Earnout Participants; or

•	the date that is 120 days after the end of the Contingent Year to which the payment relates,

and shall be the 10 days average of the closing prices on the Nasdaq Global Market for the period ending two trading days prior to such valuation date.

Section 1.4. Time and Place of Closing. The Closing shall be held at the offices of Foskett Marr Gadsby & Head, 181 High Street, Epping, Essex, England, CM16 4BQ, on the date hereof, or at such other place as SYI, SYUK and the Stockholders may mutually determine. The transfer of the Shares by the Stockholders to SYI and SYUK shall be deemed to occur at 9:00 a.m. local time, on the Closing Date. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”

Section 1.5. Deliveries at Closing.

(a) At the Closing, the Stockholders will deliver or cause to be delivered to SYI and SYUK the following:

(i) the stock certificates representing the Shares together with signed Stock Transfer Forms;

(ii) written resignations of the members of the Company’s Board of Directors;

(iii) certified copies of the minutes of a meeting of the board of directors of the Company appointing new Directors nominated by the Buyers, approving the amendments to the employment agreements referred to in sub-clause (v) below and approving, subject to stamping, the transfer of the Shares to the Buyers;

(iv) the original corporate minute books of the Company;

(v) executed copies of the amendments to the employment agreements by and between Company and each of Antony Pope and Damon Cookman; and

(vi) a cross receipt executed by SYI, SYUK and the Stockholders;

(b) At the Closing, the following will be delivered to the Stockholders:

(i) U.S.$4,250,000 in cash from SYUK;

(ii) the executed Bonds from SYUK;

(iii) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the legal existence and good standing (including tax) of SYI in the Commonwealth of Massachusetts;

(iv) certificates of the Secretary of each of SYI and SYUK attesting to the incumbency of SYI and SYUK officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

(v) minutes of the Boards of Directors of SYI and SYUK authorizing the transactions contemplated by this Agreement;

(vi) executed copies of the amendments to the employment agreements by and between Company and each of Antony Pope and Damon Cookman; and

(vii) a cross receipt executed by SYI, SYUK and the Stockholders.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE

STOCKHOLDERS REGARDING THE SHARES AND THE COMPANY

The Stockholders Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Stockholders Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the Stockholders Disclosure Schedule attached hereto and delivered by the Stockholders, the Stockholders hereby jointly and severally represent and warrant to the Buyers as of the date hereof as follows:

Section 2.1. Representations Regarding the Shares. Each Stockholder jointly and severally represents and warrants to the Buyers as follows:

(a) Each Stockholder has good and marketable title to the Shares which are to be transferred to the Buyers by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule 1 attached hereto sets forth a true and correct description of all Shares owned by each Stockholder.

(b) Each Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell with full title guarantee to the Buyers at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyers will acquire from such Stockholder good and marketable title to such Shares, free and clear of all options, covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(c) No Stockholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyers pursuant to the terms hereof.

(d) No broker or finder has acted for any Stockholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of any Stockholder.

Section 2.2. Existence; Good Standing; Authority.

(a) The Company is a private limited company duly incorporated, validly existing and in good standing under the laws of England and Wales. The Company has all requisite corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as currently operated and conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 2.2(a) hereto sets forth a true, correct and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing. The copies of the Company’s certificate of incorporation and memorandum and articles of association, each as amended to date and in full force and effect, have been provided or made available to the Buyers’ counsel, and are complete and correct, and no amendments thereto are pending. The Company is not in violation of any provision of its certificate of incorporation or memorandum of association. The books and records, minute books, shareholders register and other similar records of the Company, all of which have been made available to the Buyers’ counsel and the Buyers, are true, correct and complete.

(b) The execution and delivery by the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Stockholders of all transactions contemplated hereunder and thereunder by the Stockholders, have been duly authorized by all requisite action. This Agreement has been duly executed by the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Stockholders are a party constitute the valid and legally binding obligations of the Stockholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Stockholders of the transactions contemplated hereby and thereby does not, (a) violate the provisions of any law, rule or regulation applicable to the Company or any of the Stockholders; (b) violate the provisions of the Certificate of Incorporation or the Memorandum and Articles of Association of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound.

Section 2.3. Capitalization. The Company’s authorized share capital consists of 500,000 ordinary £1 shares, of which two hundred (200) shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders as set forth on Schedule 1. All such issued and outstanding shares have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as set forth in Schedule 2.3 attached hereto, there are not, and as of the Closing there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any shares of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares or options, warrants or other securities of the Company. No shares of the issued and outstanding shares of the Company are held in the treasury of the Company.

Section 2.4. Subsidiaries. The Company does not have any subsidiaries and does not hold or own any securities of any other party.

Section 2.5. Financial Statements.

(a) The Stockholders have delivered to the Buyers the following financial statements, true, correct and complete copies of which are attached hereto as Schedule 2.5 (collectively, the “Financial Statements”):

(i) Audited accounts of the Company as of December 31, 2003 and unaudited accounts of the Company as of December 31, 2004 and December 31, 2005; and

(ii) Unaudited management accounts of the Company for the period January 1, 2006 to September 30, 2006.

(b) Subject to the absence of footnotes and normal year-end audit adjustments with respect to any unaudited Financial Statements which are consistent in nature and amount with adjustments made in prior years, the Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of the Company, which have been regularly kept and maintained in accordance with the requirements of the Companies Acts and with the Company’s normal and customary practices and applicable legal and accounting practices and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP consistently applied throughout all periods indicated, and present fairly in all material respects the consolidated financial condition, cash flows and operating results of the Company as of the dates and for the periods indicated therein, and are consistent with the books and records of the Company.

(c) As of the date hereof, all liabilities of the Company of a type that would be required to be shown on the Financial Statements (including the notes thereto, where applicable) in accordance with GAAP (whether direct, indirect, accrued, absolute, contingent, asserted, unasserted or otherwise) have been (i) stated or adequately reserved or accrued against on the balance sheet of the Company as of the Accounts Date, (ii) reflected on Schedule 2.5, or (iii) incurred after the Accounts Date in the ordinary course of business consistent with past practices.

(d) The Stockholders are not aware of any fraud, whether or not material, that involves management or other employees who have a role in recording, processing, summarizing or reporting the Company’s financial data.

Section 2.6. Absence of Certain Changes. Except as set forth on Schedule 2.6, from the Accounts Date to the date of this Agreement, the Company has operated only in the ordinary course of business consistent with past practices and there has not been any:

(a) event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than developments generally in the industry in which the Company operates;

(b) event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by the Company;

(c) exchange in, reclassification, split or subdivision of the Company’s authorized or issued capital stock; grant of any option, right to purchase or similar right regarding the capital stock of the Company; or purchase, redemption, retirement, or other acquisition by the Company of any such capital stock; or

(d) declaration or payment of any dividend or other distribution or payment in respect of the capital stock of the Company.

Section 2.7. Consents and Approvals. The execution, delivery and performance of this Agreement by the Stockholders will not require (a) any consent, approval, permit, authorization, waiver or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) or (b) any consent, approval, authorization, waiver or other action by, or notification to, any third party.

Section 2.8. Litigation. Except as set forth on Schedule 2.8 attached hereto (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the best knowledge of the Stockholders, threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Stockholders, there is no basis for any such action, suit or proceeding; (b) neither the Company, nor, to the best knowledge of the Stockholders, any officer, director or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties. There is no suit or proceeding pending or, to the best knowledge of the Stockholders, threatened before any court or governmental agency, authority, body or arbitrator regarding the Shares and, to the best knowledge of the Stockholders, there is no basis for any such action, suit or proceeding.

Section 2.9. Taxes.

(a) Except as set forth on Schedule 2.9:

(i) All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when supplied and remain accurate and complete in all material respects. The Company is not, nor is it likely to be, the subject of any material dispute with any Taxation Authority;

(ii) All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account for, has been duly paid (insofar as such Taxation ought to have been paid);

(iii) The book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992. The Stockholders have presented the Buyers with a good faith estimate of Taxation payable by the Company in respect of all periods up to September 30, 2006;

(iv) If any asset of the Company were disposed of at Closing for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company;

(v) No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account, by the Company under CAA 2001 (or any other legislation relating to capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside the UK;

(vi) No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988, has been made (or will be deemed to have been made) by the Company after April 5, 1965, except dividends shown in their audited accounts, and the Company is not bound to make any such distribution;

(vii) No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company, or which the Company is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes;

(viii) The Company has not within the period of seven years preceding Closing, been engaged in, or been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988;

(ix) All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time, and to the extent that such debits are recognized in the statutory accounts of the Company;

(x) The Company is a close company;

(xi) The Company is not, nor will it be, obliged to make or be entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief to or by the Company in respect of any period ending on or before Closing, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment;

(xii) The Stockholders’ Disclosure Schedule sets out the amount of expenditure on each of the Intangible Fixed Assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change;

(xiii) No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any Intangible Fixed Asset of the Company;

(xiv) Since the Accounts Date, the Company has not owned an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

(xv) Since the Accounts Date, the Company has not realized or acquired an Intangible Fixed Asset for the purposes of Schedule 29 to the Finance Act 2002;

(xvi) Since the Accounts Date, no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an Intangible Fixed Asset;

(xvii) The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose;

(xviii) The Company has not caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies) without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate);

(xix) The Company does not hold shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company pursuant to section 13 of TCGA 1992;

(xx) The Company is not holding, nor has it held in the past seven years, any interest in a controlled foreign company within section 747 of ICTA 1988. The Company does not have any material interest in an offshore fund as defined in section 759 of ICTA 1988;

(xxi) The Company does not have, nor within the last seven years has had, a permanent establishment outside the UK;

(xxii) The Company is not an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing the company, person, business or enterprise to Taxation in the country of residence of the Company;

(xxiii) All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes, and no notice or enquiry has been made by any Taxation Authority in connection with any such transactions or arrangements;

(xxiv) The Company has not (A) made any transfer of value within sections 94 and 202 of IHTA 1984, (B) received any value such that liability might arise under section 199 of IHTA 1984, or (C) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984;

(xxv) There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company. The Company is not subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984;

(xxvi) No asset owned by the Company, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984;

(xxvii) The Company is a taxable person and is registered for the purposes of VAT;

(xxviii) The Company is not nor has it been in the period of six years ending with the date of the Closing, a member of a group of companies for VAT purposes;

(xxix) The Company is registered, for the purposes of VAT, with monthly prescribed accounting periods. Such registration is not pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs. The Company is not under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT;

(xxx) All supplies made by the Company are taxable supplies. The Company has not, nor will it be, denied full credit for all input tax paid or suffered by it. No VAT paid or payable by the Company is input tax as defined in section 24 of the VATA 1994 and regulations made under it;

(xxxi) No act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company. No direction has been given nor will be given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group;

(xxxii) For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company and any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) have each exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed as having been the subject of such an election in the Stockholders’ Disclosure Schedule;

(xxxiii) The Company does not own, nor has it at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995;

(xxxiv) The Company has not made any claim for any bad debt relief under section 36 of the VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid and there are no circumstances by virtue of which there could be a claw back of input VAT from any Company under section 36(4) of the VATA 1994;

(xxxv) Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Closing, and each document which the Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK;

(xxxvi) Neither entering into this agreement nor Closing will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Closing which will affect the Company;

(xxxvii) The Stockholders’ Disclosure Schedule sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Closing in respect of which the Stockholders are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Closing;

(xxxviii) The Company has complied in all respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation; and

(xxxix) The Company is not bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company would not be time barred.

Section 2.10. Employees and Agents.

(a) No person is employed or engaged in the Company (whether temporarily or permanently and whether under a contract of service or contract for services) other than the Employees, and the Employees are all employed by the Company and work wholly or mainly in the Company.

(b) The Company has provided the Buyers with the following, all of which are true, complete and accurate: (i) copies of all service contracts and contracts for services and all handbooks, policies and other documents which apply to the Employees (whether binding or not), identifying which applies to which employee; (ii) the current terms of employment or engagement and benefits of all Employees, whether or not recorded in writing, or implied by custom or practice or otherwise; (iii) all information required by law to be included in the terms of employment, including date of commencement of continuous employment, job title, current remuneration, bonuses, commission, pension schemes or pension rights and benefits; (iv) details of all remuneration and benefits which the Employees or their dependants receive or are entitled to receive (now or in the future); and (v) copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect the Employees.

(c) Except as set forth on Schedule 2.10, the Company has: (i) performed all obligations and duties required to be performed by it (and has settled all outstanding debts), whether arising under contract, statute, at common law or in equity or under any treaties including the Treaty of Rome, the laws of the European Community or otherwise; (ii) maintained adequate, suitable and up-to-date records relating to the Employees; and (iii) paid or will have paid to HM Revenue & Customs and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Employees on account of their employment by the Company up to and including the Closing Date.

(d) Except as set forth on Schedule 2.10, the Company has not made any offer of employment or engagement to work in the Company that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started (except to any of the Employees).

(e) Except as set forth on Schedule 2.10, all contracts of service or for services with any of the Employees or agents of the Company are terminable by the Company at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment). The Company has no liability other than for salary, wages, commission or pension to or for the benefit of any person who is an Employee or agent of the Company.

(f) Except as set forth on Schedule 2.10, the Company has not offered, promised or agreed to any future variation in any contract of employment of any of the Employees and no negotiations for an increase in the remuneration or benefits of any Employee are current or likely to take place within the period of six months after the Closing Date.

(g) Except as set forth on Schedule 2.10, there are no inquiries or investigations existing, pending or threatened affecting the Company by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission, the Health and Safety Executive or other similar bodies, nor are there any facts which might give rise to such enquiries or investigations.

(h) Except as set forth on Schedule 2.10, there are no terms under which the Employees are employed and nothing took place on or prior to the Closing Date which could give rise to any claim for unlawful discrimination or unequal pay

(i) Except as set forth on Schedule 2.10, no Employee: (i) has given or received notice to terminate their employment or engagement and no Employee is entitled, intends or is likely to terminate such employment or engagement as a result of the parties entering into this Agreement; (ii) has been off sick for a period of 21 days or more in any six-month period within the three years ending on the date of this Agreement (whether or not consecutive), or is receiving or is due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as the Company is aware, there are no such claims pending or threatened and any and all such claims are fully covered by insurance; (iii) is on secondment, maternity or other statutory leave or otherwise absent from work; (iv) is subject to a current disciplinary warning or procedure; or (v) has objected or indicated an objection to the transfer of the Company to the Buyers.

(j) Except as set forth on Schedule 2.10, there is not in existence, and the Company has not proposed and is not proposing to introduce, any bonus, commission or profit-sharing scheme or any other scheme or arrangement under which the Employees are or would be entitled to participate in the profits of the Company or acquire shares in the Company.

(k) Except as set forth on Schedule 2.10, there are no amounts outstanding or promised to any of the Employees, and no liability has been incurred by the Company which remains undischarged for breach of any employment contract; or redundancy payments (statutory or otherwise, including protective awards); or compensation under any employment legislation or regulations; or wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise. No order has been made at any time for the reinstatement or re-engagement of any of the Employees or any person formerly employed or engaged or working in the Company.

(l) Except as set forth on Schedule 2.10, the Company is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees or any other person currently or previously employed by or engaged in the Company or their dependants and, so far as the Company is aware, there is no event which could give rise to such dispute, claim or proceedings.

(m) Except as set forth on Schedule 2.10, the Company has completed all questionnaires, co-operated with all inquiries and filed all pleadings within any applicable time limit in connection with or in anticipation of any claim against the Company arising out of the employment of any of the Employees.

(n) With respect to agents and distributors:

(i) there are no agents or distributors of the Company engaged in any work related to the Company and there are no persons, whether in the United Kingdom or elsewhere, with whom formal or informal arrangements exist or have existed concerning the manufacture, sale, distribution, hire, lease or promotion of any goods or services connected with the Company. No such agent or distributor has any right to any indemnity or compensation whatsoever on termination of any arrangement in connection with the Company; and

(ii) no agent or distributor of the Company engaged in any work related to the Company has given or received notice terminating their engagement in connection with the Company, and no such agent or distributor is entitled or intends or is likely to terminate such engagement as a result of the parties entering into this Agreement.

(o) Except as set forth on Schedule 2.10, there are no joint venture agreements, sales agreements, market-sharing agreements or other arrangements relating to the Company whereby the right to carry on the business of the Company in any part of the world is in any way limited or subject to particular terms or conditions.

(p) With respect to labor relations:

(i) the Company has disclosed all collective bargaining, procedural or other agreements or arrangements (whether in writing, oral or by custom and practice and whether binding or not) in existence relating to or relevant to any of the Employees and the current state of any negotiations with any trade union or other organization of employees or their representatives which might affect the terms of employment, working arrangements or severance payments of any of the Employees;

(ii) the Company is not (and has not in the two years preceding the date of this Agreement been) involved or likely to be involved in connection with the business of the Company in any industrial or trade dispute (official or unofficial) or negotiation with any trade union or other organization of employees or their representatives, nor any application for recognition pending before the Central Arbitration Committee under the Employment Relations Act 1999, nor is any such industrial or trade dispute, negotiation or application pending, threatened or anticipated; and

(iii) in the period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the relevant Secretary of State or started consultations under Part IV of TULRCA or under TUPE, and the Company has complied with its obligations under Part IV of TULRCA and under TUPE.

(q) Except as set forth on Schedule 2.10, in the period of ten years preceding the date of this Agreement, neither the Company nor any predecessor or owner of any part of the Company has been a party to any relevant transfer for the purposes of TUPE or the Transfer of Undertakings (Protection of Employment Regulations 1981) affecting any of the Employees or any other persons engaged in the Company and no event has occurred which may involve such persons in the future being a party to such a transfer. No such persons have had their terms of employment varied for any reason as a result of or connected with such transfer.

Section 2.11. Real and Personal Property.

(a) Schedule 2.11(a) attached hereto sets forth (i) a true, correct and complete list of all items of tangible personal property owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of £500; or not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of £500 per month or £6,000 per year (collectively, the “Personal Property”); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. Except as disclosed in Schedule 2.11(a):

(i) the Company has good and marketable title to each item of Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

(ii) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 2.11(a);

(iii) so far as the Stockholders are aware, each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged;

(iv) so far as the Stockholders are aware, the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

(v) the Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of their business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which any of them is a party.

(b) Leases. Schedule 2.11(b) attached hereto sets forth (a) a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Company is a party (collectively, the “Leases”). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Stockholders to the Buyers. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.11(b), have not been modified or amended since the date of delivery to the

Buyers. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 2.11(b), there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 2.11(b), will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Schedule 2.11(b), no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Financial Statements do not contain any reserves to provide for the restoration of the property subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

(c) Real Estate. The Company does not own any freehold property.

Section 2.12. Pensions. Except as set forth in Schedule 2.12 hereto:

(a) There is no arrangement under which the Company has, or may have, any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of the Employees, and no proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any other pension, lump sum, death, ill-health, disability or accident benefit;

(b) All contributions, insurance premiums, taxes and expenses due to and in respect of the Pension Plan to which the Company contributes on behalf of the Employees have been duly paid and there are no liabilities outstanding in respect of such Pension Plan at the date of this Agreement.

(c) The Company has facilitated access for those Employees who are not members of the Company’s Pension Plan to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999; and

(d) No discrimination on grounds of sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Employees;

Section 2.12. Contracts and Commitments.

(a) Schedule 2.13 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the “Contracts”):

(i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

(ii) all pledges or conditional sale agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

(iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than US$250,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

(iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

(v) all agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

(vi) all contracts, agreements or other understandings or arrangements between the Company and any of the Stockholders or their affiliates;

(vii) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

(viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous), and sales of steel scrap, prototypes, tools and dies in excess of US$5,000;

(ix) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company; and

(x) any other material agreements or contracts entered into by the Company.

(b) All contracts, agreements and instruments required to be listed in Schedule 2.13, Schedule 2.24 and Schedule 2.25 (collectively, the “Material Contracts”) are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Stockholders, of the other parties thereto, and are enforceable in accordance with their respective terms subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally. The Stockholders have no knowledge of, and have not received, any notice regarding termination of any Material Contracts and the Stockholders have no knowledge of any customer which has indicated that it intends to terminate any Material Contract or not renew upon its expiration. The Company is not in default and to the knowledge of the Stockholders, no other party in material default in complying with any provisions of any Material Contract, and to the knowledge of the Stockholders, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a material default thereunder on the part of the Company. The Stockholders have delivered or made available to the Buyers a true, correct and complete copy of each of the Material Contracts.

Section 2.14. Intangible Property.

Where the Company has the benefit of trade secrets, know-how, any other confidential information, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, United States and foreign patents and applications for any of the foregoing (the “Intangible Property”), so far as the Stockholders are aware:

(a) the Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

(b) the Company has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

(c) neither the Company nor any of the Stockholders has received notice of, nor to the best knowledge of the Stockholders has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

(d) there are no outstanding, nor to the best knowledge of the Stockholders, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 2.14 or with respect to infringement by a third party of any of the Intangible Property;

(e) the Intangible Property owned or licensed by the Company is sufficient to conduct the Company’s business as presently conducted;

(f) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

(g) No Stockholder has any knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any of the Intangible Property in which the Company has ownership rights.

Section 2.15. Environmental Matters.

(a) All permits, consents and licenses required or issued under Environmental Law which are necessary for carrying on the business of the Company are in full force and effect and have been complied with and there are no circumstances (including, but not limited to, the sale of the Shares to the Buyers) likely to give rise to the modification, suspension or revocation of, or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those permits, consents or licenses.

(b) No notification has been received by the Company that it is in breach of any Environmental Laws.

(c) There are no Hazardous Substances or Waste at any of the properties in circumstances which constitute a breach of Environmental Law or which may lead to a liability, obligation or duty being imposed under Environmental Law on the Company by any Governmental Authority or third party.

Section 2.16. Insurance. Schedule 2.16 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, the Company and its directors, officers, employees and agents, including the underwriter of such policies and the amount of coverage thereunder. The Stockholders have delivered or made available to the Buyers true, correct and complete copies of such policies. Except as set forth in Schedule 2.16 hereto, (a) all such policies are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies by the Company as to which the insurers have denied Liability, (c) the Company has complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies that have not been properly and timely submitted by the Company to its insurers. Except as set forth in Schedule 2.16 hereto, the insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing Date, the Company will continue to be covered under such policies. Except as set forth in Schedule 2.16 hereto, no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement arising wholly or partially out of events arising prior to the date hereof. Schedule 2.16 sets forth a list of all claims for losses exceeding US$1,000 submitted to insurers during the 18-month period ending on the date of this Agreement.

Section 2.17. Brokers. The Company has not entered into any contract entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s, finder’s, success fee or any other commission or similar fee in connection with the transactions contemplated hereby.

Section 2.18. Compliance with Laws. Except as set forth on Schedule 2.18:

(a) The Company is not in default or violation of, and to the knowledge of the Stockholders, no event has occurred with respect to the Company which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, any Law applicable to Company or by which any property or asset of Company is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written notice or written communication from any Governmental Authority alleging noncompliance with any applicable Law.

(b) The Company is in possession of all material authorizations, licenses, permits, certificates, and approvals of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the transactions contemplated hereby, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) result in a Material Adverse Effect.

(c) The Company is not and has not been a party to any agreement, arrangement or practice, nor has it engaged in any course of conduct or practices which:

(i) is or ought to have been registered under the Restrictive Trade Practices Acts 1976 and/or 1977;

(ii) has contravened the Resale Prices Act 1976;

(iii) has been the subject of any inquiry or investigation under the Fair Trading Act 1973, the Competition Act 1980, the Enterprise Act 2002 or under any competition or anti-trust law anywhere in the world;

(iv) infringes or has infringed Articles 81 or 82 of the EC Treaty;

(v) infringes or has infringed the Competition Act 1998 or the Enterprise Act 2002;

(vi) infringes or has infringed any competition, anti-trust or restrictive trade practices law, rule or regulation anywhere in the world; or

(vii) is or has been the subject of any measure, including any undertaking on the part of the Company to, or any requirement or order of, the Restrictive Practices Court, the Director General of Fair Trading, the Office of Fair Trading, the Secretary of State for Trade and Industry, the European Commission, the Court of Justice of the European Communities or the Competition Appeal Tribunal or to any other competition or regulatory authority, tribunal or court anywhere in the world.

Section 2.19. Transactions with Affiliates. Except as provided on Schedule 2.19, there are no loans, leases or other agreements or transactions between the Company or any present or former stockholder, director, officer or employee of the Company, or to the Stockholder’s knowledge, any person controlled by such officer, director, employee or stockholder or his or her immediate family. Except as set forth in Schedule 2.19 hereto, to the knowledge of the Stockholders, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or entity, except for less than a 1% interest in any publicly-held corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. Except as set forth in Schedule 2.19 hereto, no employee, officer or director of the Company and no member of the immediate family of such persons is directly or indirectly interested in any Material Contract with the Company or has or claims to have any interest in the Intangible Property of the Company.

Section 2.20. Stock Schedule. Schedule 2.20 attached hereto sets forth a true, correct and complete list of the stock in trade of the Company (the “Inventory”) as of the date shown thereon. The Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Company. The value of all items of obsolete materials and of materials of below standard quality have been written down to realizable market value and the values at which such inventory is carried reflect the normal Inventory valuation policy of the Company of stating Inventory at the lower of cost or market value in accordance with GAAP.

Section 2.21. Accounts Receivable. Schedule 2.21 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company (the “Accounts Receivable”), including the aging thereof as of the date stated. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and are due in the face value thereof within 90 days after the date of invoice, using normal collection procedures.

Section 2.22. Books and Records. The books and records, minute books, shareholders register and similar records of the Company contain (as applicable) complete and accurate records of all actions taken since January 2003 at any meeting of the Company’s shareholders, board of directors or any committee thereof, and all written consents executed in lieu of the holding of such meeting, other than with respect to recent meetings or written consents for which summaries of such meetings and actions have been provided to the Buyers (other than with respect to the transactions contemplated hereby). All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

Section 2.23. Bank Accounts. Schedule 2.22 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature and from which it has obtained a letter of credit, line of credit, equity line or other such financing.

Section 2.24. Customers. Schedule 2.24 attached hereto sets forth a true, correct and complete list of (a) the names and addresses of the top 20 customers of the Company by revenue in the fiscal year ended December 31, 2005. Except as set forth on Schedule 2.24, the Company has good customer relations and none of the customers of the Company has notified the Company that it intends to discontinue its relationship with the Company.

Section 2.25. Suppliers. Schedule 2.25 attached hereto sets forth a true, correct and complete list of (i) the names and addresses of the top 20 suppliers of the Company by aggregate cash volume of purchases made by the Company for the fiscal year ended December 31, 2005, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on Schedule 2.25, (a) the Company has good relations with all of its suppliers, and (b) the Company is not more than 60 days in arrears in any trade accounts payable or other payments owing to any supplier.

Section 2.26. Warranty and Product Liability Claims. Schedule 2.26 attached hereto contains a true, correct and complete list of all warranty and product liability claims made against the Company from January 1, 2006 through the date hereof in excess of £1,000, the current status of all such claims and the costs of all actions taken in satisfaction of such claims. All information relative to such claims and those arising thereafter shall be available to SYI from and after the date hereof.

Section 2.27. Prepayments and Deposits. Schedule 2.27 attached hereto sets forth all prepayments and deposits in excess of £1,000, which have been received by the Company as of the date hereof, from customers for products to be shipped, or services to be performed, after the date hereof.

Section 2.28. Indebtedness to and from Officers, Directors and Stockholders. Except as set forth on Schedule 2.28 attached hereto, the Company is not indebted, directly or indirectly, to any person who is an officer, director or stockholder of any of the foregoing entities or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Company or except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

Section 2.29. Securities Law Matters.

(a) Each of the Stockholders is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (collectively with the rules and regulations promulgated thereunder, the “Securities Act”). The Stockholders are acquiring SYI Shares for their own account, for investment, and not with a current view to any “distribution” thereof within the meaning of Regulation D and the Securities Act other than pursuant to an effective registration statement or a valid exemption from registration under the Securities Act. Each of the Stockholders is able to bear the economic risk of loss of its investment in the SYI common stock. The Stockholders represent that by reason of their or their management’s or board’s business or financial experience, they each have the capacity to protect their own interests in connection with the transactions contemplated hereby. Each of the Stockholders has had a reasonable opportunity to review SYI’s Public Filings and a reasonable opportunity to discuss SYI’s and SYUK’s businesses, management, financial affairs and operations with officers and management of SYI and SYUK and has had the opportunity to review SYI’s and SYUK’s operations and facilities. Each of the Stockholders also has had the opportunity to ask questions of, and receive answers from, SYI and SYUK and their respective management regarding the terms and conditions of the Stockholders’ investment in the SYI Shares.

(b) The Stockholders understand that because the SYI Shares have not been registered under the Securities Act nor under securities or “blue sky” laws of any jurisdiction, they cannot dispose of any or all of such securities unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Stockholders understand that SYI Shares are being offered and sold pursuant to an exemption from registration under the Securities Act based in part upon the Stockholders’ representations contained in this Agreement. The Stockholders understand that SYI Shares are subject to certain restrictions on transfer. The Stockholders further understand that SYI may, as a condition to the transfer of any of such securities, require that the request for transfer be accompanied by an opinion of counsel as described below. The Stockholders understand that each certificate representing the SYI Shares will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws and any appropriate legends with respect to the contractual restrictions and limitations on transferability).

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR THE HOLDER’S OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Section 2.30. Stock Option Practices. Each option grant, equity issuance and other security granted to employees of, consultants to and directors of the Company have been accurately reflected in the Financial Statements, all charges and other expenses related thereto have been accurately recorded in accordance with GAAP and no adjustments to any Financial Statement shall be made as a result of any such grant or issuance.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SYI AND SYUK

The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the Buyer Disclosure Schedule attached hereto and delivered by SYI and SYUK, SYI and SYUK hereby jointly and severally represent and warrant to the Stockholders as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows.

Section 3.1. Existence; Good Standing; Authority.

(a) SYI and SYUK each is a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization. SYI and SYUK each has all requisite corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as currently operated and conducted. SYI and SYUK each is duly licensed or qualified to do business as a foreign corporation, and is in good standing under the laws of any other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Neither SYI nor SYUK is in violation of any provision of its certificate of incorporation or bylaws.

(b) SYI and SYUK each has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of SYI and SYUK each pursuant to this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by each of SYI and SYUK of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of SYI and SYUK. No other corporate or similar action on the part of each of SYI is necessary to authorize the execution and delivery of this Agreement by SYI and SYUK or the consummation by SYI and SYUK of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SYI and SYUK and, assuming the due authorization, execution and delivery of this Agreement by the

Stockholders, this Agreement constitutes a legal, valid and binding obligation of SYI and SYUK, enforceable against SYI and SYUK in accordance with its terms.

Section 3.2. No Conflict. Neither the execution and delivery by SYI and SYUK of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by SYI and SYUK of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of SYI’s or SYUK’s certificate of incorporation or by-laws or other organizational documents. The execution and delivery by SYI and SYUK of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by SYI and SYUK of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which SYI or SYUK is a party, or by which SYI or SYUK or any of their respective properties are bound, except, in each case, as would not have a Material Adverse Effect.

Section 3.3. Consents and Approvals. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by SYI and SYUK will not require any consent, approval, permit, authorization or other action by, or filing with or notification to, any Governmental Authority, except the notification requirements of the HSR Act, if applicable.

Section 3.4. Litigation. As of the date of this Agreement, other than as set forth in SYI’s Public Filings (as defined in Section 3.6 hereof) or as set forth on Schedule 3.4, there is no litigation, action, suit, proceeding, inquiry, claim, arbitration or investigation pending or, to SYI’s or SYUK’s knowledge, threatened in writing, against SYI or SYUK, or any of their assets or property or any directors or officers in their capacities as such or for which SYI is obligated to indemnify a third party. Neither SYI nor SYUK is a party to or subject to the provisions of any order, writ, injunction, judgment or decree or any court or Governmental Authority or any arbitration ruling or any settlement or similar agreement or written arrangement with ongoing payment obligations relating to any dispute (or the resolution of a dispute) with any third party.

Section 3.5. Brokers. Neither SYI nor SYUK has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.

Section 3.6. Securities Law Matters.

(a) SYI has timely filed with the Securities and Exchange Commission (the “SEC”) all material forms, statements, reports and documents (the “Public Filings”) required to be filed by it during the preceding twelve months under the Exchange Act, and the rules and regulations thereunder, (i) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder, and (ii) none of which, as amended, if applicable, contained, when filed, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made and at the time they were made, not misleading.

(b) SYI reports, statements and documents filed by SYI pursuant to the Exchange Act, and its rules and regulations, as well as all filings and documents incorporated by reference therein, have been made available to the Stockholders via the SEC’s website at www.sec.gov or upon the specific request by the Stockholders.

(c) The SYI Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance with applicable federal, state and foreign securities laws and all requirements set forth in contracts and when delivered by SYI to the Stockholders pursuant to this Agreement, will be free and clear of any and all Encumbrances, other than Encumbrances resulting from this Agreement.

(d) The Bond when issued by SYUK in accordance with this Agreement will be duly authorized and validly issued in compliance with applicable requirements set forth in contracts, and when delivered by SYUK to the Company pursuant to this Agreement, will be free and clear of any and all Encumbrances, other than Encumbrances resulting from this Agreement.

Section 3.7. Absence of Material Changes. Since the date of the last SYI Public Filing by SYI, there has been no event which had or could reasonably be expected to have a Material Adverse Effect on SYI, other than developments generally in the industry in which SYI operates.

Section 3.8. Conduct of Business. Except as set forth in SYI’s Public Filings and since the date of the last Public Filing, SYI has not (i) incurred any material obligation or liability (absolute or contingent) other than in the ordinary course of business and in amounts consistent with past practices; (ii) canceled, without payment in full, any material notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business and in amounts consistent with past practices; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to Lien any of its material properties, tangible or intangible, or rights under any material contract, permit, license, franchise or other agreement; (iv) conducted its business in a manner materially different from its business as conducted on such date; or (v) declared, made or paid or set aside for payment any cash or non-cash distribution on any shares of its capital stock. Except as disclosed in SYI’s Public Filings, SYI owns, possesses or has obtained all governmental, administrative and third-party licenses, permits, certificates, registrations, approvals, consents and other authorizations necessary to own or lease (as the case may be) and operate their properties, whether tangible or intangible, and to conduct their business or operations as currently conducted, except such licenses, permits, certificates, registrations, approvals, consents and authorizations the failure of which to obtain would not have a Material Adverse Effect on SYI.

Section 3.8. Compliance with Laws. Neither SYI nor SYUK is in default or violation of any Law applicable to it or by which any property or asset of SYI or SYUK is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on SYI or SYUK. Neither SYI nor SYUK has received any written notice or written communication from any Governmental Authority alleging noncompliance with any applicable Law.

Section 3.10. Financial Statements. The financial statements of SYI and the related notes contained in the SYI Public Filings present fairly, in accordance with generally accepted accounting principles (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Regulation S-X under the Exchange Act), the consolidated financial position of SYI as of the dates indicated and for the respective periods indicated therein (subject in the case of unaudited statements to normal and recurring year-end adjustments), and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as disclosed in the SYI Public Filings.

Section 3.11. Nasdaq Listing. SYI’s common stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Global Market. SYI has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the common stock under the Exchange Act or delisting the common stock from the Nasdaq Global Market. SYI knows of no reason why the SYI Shares will not be eligible for listing on Nasdaq.

Section 3.12. Contracts and Commitments of the Buyers. Except as set forth on Schedule 3.12, all material contracts, agreements and instruments of SYI and SYUK are valid and are in full force and effect and constitute legal, valid and binding obligations of SYI and SYUK and, to the knowledge of SYI and SYUK, of the other parties thereto, and are enforceable in accordance with their respective terms subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally. Neither SYI nor SYUK has any knowledge of, and has not received, any written notice regarding termination of any such material contracts, agreements or instruments. Neither SYI nor SYUK, nor to the knowledge of SYI or SYUK, is any other party in material default in complying with any provisions of any such material contract, agreement or instrument, and to the knowledge of SYI and SYUK, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a material default thereunder on the part of either SYI or SYUK.

Section 3.13. Investment Representation. SYI and SYUK are acquiring the Shares from each Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, neither SYI nor SYUK has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

Section 3.14. Stock Option Practices. To SYI’s knowledge, each option grant, equity issuance and other security granted to employees of, consultants to and directors of SYI has been accurately reflected in its publicly disclosed financial statements, all charges and other expenses related thereto have been accurately recorded in accordance with U.S. GAAP and no adjustments to any financial statement shall be made as a result of any such grant or issuance. Without limiting the foregoing, SYI, to its knowledge, has not made any “backdated” option grant, equity issuance or other grant of a security.

ARTICLE IV - CERTAIN COVENANTS OF THE PARTIES

Section 4.1. Confidentiality. The parties shall adhere to the terms and conditions of that certain Confidentiality Agreement dated July 26, 2006 by and between the Company and SYI (the “Confidentiality Agreement”).

Section 4.2. Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement. The Stockholders agree that they shall use their good faith commercially reasonable efforts to assist and cooperate with SYI in the preparation of any registration statement, proxy statement, offering memoranda, information statement, filing with the SEC or document prepared for investors or stockholders, and shall furnish to SYI all information reasonably required with respect to the transactions contemplated hereby or other transactions not contemplated by this Agreement.

Section 4.3. Press Releases. The parties agree to issue a mutually agreeable joint press release in the form attached as Exhibit D promptly following execution of this Agreement. The parties hereto will not, and will cause each of their Affiliates and representatives not to issue or cause the publication of any other press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of all of the parties hereto which consent shall not be unreasonably withheld; provided, however, that SYI may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that SYI, in good faith, reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, in which event SYI will use its commercially reasonable efforts to allow the Stockholders reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 4.4. Conveyance Taxes; Costs. SYI and SYUK shall be liable for and shall hold the Stockholders harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar taxes that become payable in connection with the acquisition by the Buyers of the Shares and other transactions contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid within 30 days of the Closing.

Section 4.5. Registration and Distribution of SYI Shares. In connection with the execution of this Agreement, SYI and the Stockholders agree as follows:

(a) On or prior to the Filing Date, SYI shall prepare and file with the Commission a Registration Statement covering the resale of the Registrable Securities in an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if SYI is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith). SYI shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date, and shall use its reasonable commercial efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earliest date of when (i) all Registrable Securities have been sold or (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by the counsel to SYI pursuant to a written opinion letter to such effect, addressed and acceptable to SYI’s transfer agent and the affected Holders, (iii) four years after the Closing Date (the “Effectiveness Period”).

(b) If and whenever SYI is required by the provisions hereof to effect the registration of the Registrable Securities under the Securities Act, SYI will, as expeditiously as possible:

(i) prepare and file with the SEC a registration statement with respect to such securities, promptly as possible respond to any comments received from the SEC and use its reasonable commercial efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), and promptly provide to the Stockholders copies of all filings and SEC letters of comment;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement and to keep such registration statement effective until the expiration of the Effectiveness Period;

(iii) furnish to the Stockholders such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as the Stockholders reasonably may request to facilitate the public sale or disposition of the securities covered by such registration statement;

(iv) use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the Stockholders may request in writing, provided, however, that the Stockholders shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(v) list the Registrable Securities covered by such registration statement with any securities exchange on which the common stock of SYI is then listed;

(vi) immediately notify the Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which SYI has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(vii) make available on reasonable notice for inspection during normal business hours by the Stockholders and any attorney, accountant or other agent retained by the Stockholders, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of SYI, and cause SYI’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the attorney, accountant or agent of the Stockholders for the purpose of effecting the registration of the Registrable Securities pursuant to this Agreement.

(c) All expenses relating to SYI’s compliance with this Section 4.5, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for SYI, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars, reasonable fees of, and reasonable disbursements incurred by, one counsel for the Holders, and costs of insurance are called “Registration Expenses”. All selling commissions applicable to the sale of the Registrable Securities, including any fees and disbursements of any special counsel to the Holders beyond those included in Registration Expenses, are called “Selling Expenses” and are the responsibility of the Stockholders. SYI shall be responsible for all Registration Expenses.

(i) In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, SYI will indemnify and hold harmless the Stockholders, against any losses, claims, damages or liabilities, joint or several, to which the Stockholders, or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Stockholders, and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that SYI will not be liable in any such case if and to the extent that any such loss, claim, damage or liability (A) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Stockholders or any such person in writing specifically for use in any such document, or (B) was contained in a Registration Statement or Prospectus if a corrected version of the Registration Statement or Prospectus was delivered to the Stockholders on a timely basis and prior to the sale of any Registrable Shares by the Stockholders.

(ii) In the event of a registration of the Registrable Securities under the Securities Act pursuant to this Agreement, each of the Stockholders, on a pro rata basis, will indemnify and hold harmless SYI, and its officers, directors and each other person, if any, who controls SYI within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which SYI or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was made in conformity with information furnished in writing by the Stockholders to SYI specifically for use in (and such information is contained in) the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse SYI and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that a Stockholder will only be liable in any such case if and to the extent that any such loss, claim, damage or liability, arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by SYI in writing specifically for use in any such document. Notwithstanding the provisions of this paragraph, neither any Stockholder individually, nor all of the Stockholders in the aggregate, shall be required to indemnify all persons and entities seeking indemnification under this Agreement in an amount in excess of the amount of the individual or aggregate proceeds received by such Stockholder or Stockholders, respectively, from the sale of its or their Registrable Securities in connection with any such registration under the Securities Act.

(iii) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.5(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.5(c) if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.5(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; if the indemnified party retains its own counsel, then the indemnified party shall pay all fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(iv) In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) the Stockholders make a claim for indemnification pursuant to this Section 4.5(c) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.5(c) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Stockholders in circumstances for which indemnification is provided under this Section 4.5(c); then, and in each such case, SYI and the Stockholders will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Stockholders are responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (A) no Stockholder will be required to contribute any amount in excess of the public offering price of all such securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(d) In the event of a breach by SYI or by a Holder, of any of their obligations under this Agreement, each Holder or SYI, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

(e) Neither SYI nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of SYI in the Registration Statement other than the Registrable Securities, and SYI shall not after the date hereof enter into any agreement providing any such right for inclusion of shares in the Registration Statement to any of its security holders. SYI has not previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that has not been fully satisfied.

(f) Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(g) Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from SYI of the occurrence of a Discontinuation Event, such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by SYI that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. SYI may provide appropriate stop-transfer orders to enforce the provisions of this paragraph. For purposes of this Section 4.5(g), a “Discontinuation Event” shall mean (i) when the Commission notifies SYI whether there will be a “review” of such Registration Statement; (ii) whenever the Commission comments in writing on such Registration Statement (SYI shall provide true and complete copies thereof and all written responses thereto to each of the Holders); (iii) any request by the Commission or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (v) the receipt by SYI of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (vi) the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the rights set forth in this subsection (h) are in addition to, and not in lieu of, the other registration rights set forth above.

(h) If at any time during the Effectiveness Period, SYI shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then SYI shall send to each Holder written notice of such determination and, if within fifteen days after receipt of such notice, any such Holder shall so request in writing, SYI shall include in such registration statement all or any part of such Registrable Securities such holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to the consent of any selling stockholder(s) under such registration statement. For the avoidance of doubt the rights set forth in this sub-section (h) are in addition to, and not in lieu of, the S-3 registration rights set forth above.

(i) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by SYI and the Holders of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

(j) For purposes of this Section 4.5 only, the following terms shall have the following meanings:

(A) “Effectiveness Date” means the 180th day following the Closing Date.

(B) “Effectiveness Period” shall have the meaning set forth in Section 4.5(a).

(C) “Filing Date” means, with respect to the Registration Statement required to be filed hereunder, the 90th day following the Closing Date.

(D) “Holder” or “Holders” means the Stockholders or any of their affiliates or transferees to the extent any of them hold Registrable Securities.

(E) “Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(F) “Registrable Securities” means SYI Shares.

(G) “Registration Statement” means the registration statement required to be filed hereunder, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(H) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

(I) “Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

Section 4.6. If the SYI Shares are not issued to the Stockholders and registered in the manner provided in Section 4.5 of this Agreement such that they can be freely traded on the Nasdaq Stock Exchange by the Stockholders by the Effectiveness Date, SYI shall (inter alia) be considered in breach of its obligations pursuant to Section 1.3 (a)(iii) of this Agreement. In addition, if shares are issued pursuant to Section 1.3(a)(ii) but at such time are not freely tradable on the Nasdaq Stock Exchange by the Stockholders as of the date of such issuance or if SYI fails to timely issue the shares in accordance with Section 1.3(a)(ii), SYI shall (inter alia) be considered in breach of its obligations pursuant to Section 1.3(a)(ii).

Section 4.7. SYUK Obligations. SYUK hereby agrees and covenants to the Stockholders that until such time as the Bonds are redeemed in full, unless it first obtains the written consent of the Stockholders, it shall not (i) incur or create any indebtedness for borrowed money after the Closing Date, (ii) sell or in any way encumber any of its assets, or (iii) allow the Company to sell or in any way encumber any of its assets (save in the normal course of trading).

Section 4.8. Certain Tax Matters. Each of SYI, SYUK and the Stockholders shall provide the other party with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 4.8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

Section 4.9. Noncompetition. During the period commencing on the Closing Date and continuing until the fifth anniversary of the Closing Date (the “Noncompetition Period”), the Stockholders (collectively, the “Noncompetition Party”) shall not, directly or indirectly own, manage, operate or control or otherwise engage (as a director, officer, employee, consultant, contractor, advisor, representative or other) in any business in competition with the business activities conducted by the Company on the Closing Date (a “Competitive Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

(a) continuing anywhere in the world in any type of business conducted by any Noncompetition Party on the date hereof, which is not part of the Company’s business; or

(b) entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party for purposes primarily unrelated to a Competitive Business.

Section 4.10. Nasdaq Compliance. SYI shall be obligated to comply with the applicable rules of the Nasdaq Stock Market when issuing shares of SYI common stock pursuant to this Agreement, but its inability to do so shall not exonerate SYI from any claims by the Stockholders if it fails to issue common stock where under this Agreement it is required to do so.

ARTICLE V - LIMITATION OF CLAIMS; SURVIVAL

This Article V shall limit the liabilities of the Stockholders arising from any breaches of the terms of this Agreement (including any breaches of the representations and warranties contained in Article II). For the purposes of this Article V only, Loss or Losses means any damages, claims, demands, losses, expenses, costs, obligations and liabilities reasonably and foreseeably arising to SYI and/or SYUK arising from any breach of any the representations or warranties contained in Article II or from any breach of any other terms of this Agreement by any Stockholder.

Section 5.1. The liability of the Stockholders for any Losses arising from any breaches contained in this Agreement shall not exceed the amounts due to them under the Bond.

Section 5.2. The liability of the Stockholders for any Losses arising from any breach of the representation and warranty contained in Section 2.11(a)(iv) shall not exceed the book value of the Personal Property in question at the time the claim arose.

Section 5.3. Where under the terms of this Agreement the amounts due to the Stockholders under the Bond are reduced, the reduction shall be applied as between the Stockholders in the proportions set out in Schedule 1.

Section 5.4. The Stockholders shall not be liable for any claim where the amount of the Loss arising from such claim is less than US$5,000 individually. In addition, the Stockholders shall not be liable for any Losses arising from any breaches contained in this Agreement until the aggregate amount of the individual claims exceeding US$5,000 (“Qualifying Losses”) exceeds US$100,000, at which point the Stockholders shall only be liable for those Qualifying Losses in excess of the first US$100,000 of Qualifying Losses.

Section 5.5. No claim for Loss shall be made where the matter giving rise to it is contained or referred to in the Stockholders’ Disclosure Schedule. In addition, no claim for Loss shall be made for a breach by the Stockholders of Section 2.9 (Taxes) unless such breach constitutes a Material Adverse Effect.

Section 5.6. No claim for Loss shall be made where the matter giving rise to it was in the actual knowledge of Mark Blodgett, Marianne Molleur, Phil Feeley or Nick Cadieux at the time of the Closing.

Section 5.7. No claim for Loss shall be made unless written notice of such claim (“Written Notice of Claim”) shall have been given to the Stockholders within 12 months from the date of this Agreement, other than Losses arising from (a) the representations and warranties contained in Section 2.15 (Environmental) of this Agreement, which shall survive until the earlier of (i) 12 months from the date hereof or (ii) 30 days after the completion of an environmental survey of an oil tank located at the Company’s Hatfield Broad Oak facility, (b) the representations and warranties contained in Section 2.9 (Taxes) of this Agreement, which shall survive two (2) years from the date hereof, and (c) the representations and warranties contained in Section 2.1, which shall survive forever. The last day on which a representation or warranty shall survive is referred to herein as the “Cut-Off Date”. No claim for Loss may be brought after the applicable Cut-Off Date for a breach of a representation or warranty except for claims of which the Stockholders have been notified in writing with reasonable specificity by SYI and/or SYUK prior to the Cut-Off Date by means of a valid Written Notice of Claim. A valid Written Notice of Claim must specify in reasonable detail the nature of the claim and provide SYI’s and/or SYUK’s best estimate of the extent of any loss in financial terms arising from such claim. An objection by any of the Stockholders shall be deemed an objection by all of the Stockholders. The Stockholders and SYI and SYUK shall attempt in good faith to agree upon the rights of the respective parties with respect to the Written Notice of Claim. If no unanimous agreement regarding the rights of the respective parties can be reached after good faith negotiation, either the Stockholders or the Buyers may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution in accordance with this Agreement. Notwithstanding the foregoing, either the Stockholders or the Buyers may at any time apply to any court of competent jurisdiction for injunctive relief to prevent irreparable harm. The Stockholders and the Buyers shall record the amount of any losses arising from a Valid Written Notice of Claim (the “Loss Adjustments”), on a certificate signed by the Stockholders and the Buyers and attach such certificate to the Bond, and the Loss Adjustments shall thereafter constitute a reduction in the amounts outstanding under the Bond; provided, however, that no Loss Adjustments will be made until the earlier of: (i) receipt of written authorization from the Stockholders and the Buyers with respect to the disposition of such claim or (ii) receipt of written notice of a final decision or order of a court of competent jurisdiction with respect to such claim; or (iii) the close of business on the thirtieth (30th) day following receipt by the Stockholders of a Written Notice of Claim to which none of the Stockholders have objected in accordance with this Section 5.7.

Section 5.8. No claim for Loss may be pursued unless within 6 months after the date of the Written Notice of Claim either (i) the amount of the Loss is agreed in writing between SYI and/or SYUK, on the one hand, and each of the Stockholders, on the other hand, or (ii) proceedings have been issued and served for the recovery of that Loss in a court of competent jurisdiction.

Section 5.9. No claim for Loss shall be made to the extent that it arises or is increased or extended by:

(a) any change in any legislation, regulation, directive requirement or any practice of any governments, government departments or agency or regulatory body or any increase in rates of taxation;

(b) any change in the Accounting Reference Date of the Company;

(c) any change in any accounting basis, policy, practice or approach applicable to the Company or the Buyers or any change in the way an accounting basis is adopted for tax or any other purposes;

(d) any cessation of, or any change in, the nature of conduct of any business carried on by the Buyers or the Company;

(e) any act omission transaction or arrangement carried out or effected after Closing.

Section 5.10. The Stockholders shall not be liable for any Loss to the extent that the Buyers or the Company recovers under any insurance policy in respect thereof.

Section 5.11. If after a Loss has been agreed or determined the Company or the Buyers recovers from any third party a sum which is referable to that Loss then the Buyers shall reimburse such sum recovered.

Section 5.12. The Buyers and the Company shall take all reasonable action to mitigate the amount of any Loss which would, could or might result in any claim against the Stockholders.

ARTICLE VI - Intentionally Omitted

ARTICLE VII - Intentionally Omitted

ARTICLE VIII - Intentionally Omitted

ARTICLE IX - GENERAL PROVISIONS

Section 9.1. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be given if delivered personally, or the next business day if sent by overnight courier (providing proof of delivery), or on the same business day if sent via facsimile on a business day during normal business hours to the parties at the following addresses (or at such other address for a party as specified by like notice):

If to the Stockholders, to them individually as follows:

Johanna Pope

Green End Farm

Wood End Green

Henham, Essex CM22 6AY

Antony Brian Pope (same as above)

Damon Cookman

17 Longfields

Marden Ash

Ongar, Essex CM5 9BZ

with copy to:

Foskett Marr Gadsby & Head

181 High Street

Epping, Essex CM16 4BQ

Facsimile: (44) (0)1992 572586

If to SYI or SYUK, to:

StockerYale, Inc.

32 Hampshire Road

Salem, NH 03079

Attn: Mark Blodgett

Facsimile:

with a copy to:

BRL Law Group LLC

31 St. James Avenue, Suite 850

Boston, MA 02116

Attn: Thomas B. Rosedale, Esq.

Facsimile: (617) 399-6930

Section 9.2. Fees and Expenses. Except as provided otherwise herein or in the Stockholders Disclosure Schedule, each of SYI, SYUK and the Stockholders shall bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 9.3. Certain Definitions. For purposes of this Agreement:

(a) “Accounts” means the unaudited accounts of the Company for the period ending December 31, 2005;

(b) “Accounts Date” means December 31, 2005;

(c) “Affiliate” means, with respect to any Person, (i) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (ii) any other Person who is a director or officer (x) of such person, (y) of any Subsidiary of such Person or (z) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

(d) “Effect” means any change, event, violation, inaccuracy, circumstance or effect;

(e) “Employee(s)” means all persons who have been employees of the Company on the Closing Date;

(f) “Environment” means the air, water and land, all living organisms and natural or man-made structures;

(g) “Environmental Law” means any law in so far as it relates to Environmental Matters;

(h) “Environmental Matters” means the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste;

(i) “GAAP” means generally accepted accounting principles in the United Kingdom, consistently applied;

(j) “Hazardous Substances” means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment;

(k) “Intangible Fixed Assets” means intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which that Schedule applies;

(l) “Interest Rate” means interest calculated at 2% above the base lending rate of Barclays Bank plc from time to time in force.

(m) “Law” means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and any court, or arbitrator’s order or process;

(n) “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due;

(o) “Material Adverse Effect” means (i) any Effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of a party, together with its subsidiaries taken as a whole (and where calculable in monetary terms this means an adverse adjustment of greater than US$300,000), (ii) the termination of any of the Company’s agreements with Sanyo, Sony or Optnext (which termination relates to a matter, fact, occurrence, event or situation that existed or arose prior to or as of the Closing, and was required to be disclosed in the Stockholders Disclosure Schedules pursuant to Article II hereof, but was not), or (iii) any Effect that materially impedes such party’s authority to consummate the transactions contemplated hereby in accordance with the terms hereof and applicable Laws, provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (A) any Effect directly related to the announcement or pendency of the transactions contemplated hereby, including, but not limited to, a decline in SYI’s stock price; (B) any Effect that results from changes affecting any of the industries in which such party operates generally or the United States economy generally which does not have a disproportionate effect on such party; (C) any Effect that results from changes affecting general worldwide economic or capital market conditions which does not have a disproportionate effect on such party; or (D) changes in Laws or regulations or the interpretation thereof;

(p) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(q) “Taxes” and “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether or the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto;

(r) “Taxation Authority” means HM Revenue and Customs, the Inland Revenue, HM Customs and Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere;

(s) “Waste” means all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

Section 9.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the phrase “so far as the Stockholders are aware” or any similar phrase is used in this Agreement, there will be deemed to be included (unless specifically stated to the contrary) the phrase “having made due and careful enquiry.” All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 9.5. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A signature on this Agreement that is transmitted via facsimile shall be considered an original signature.

Section 9.6. Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by SYI, SYUK and the Stockholders or in the case of a waiver, the party waiving compliance. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

Section 9.7. Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 9.8. Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and permitted assigns.

Section 9.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of England and Wales regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 9.10. Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and exclusive venue in the courts of the United Kingdom for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

Section 9.11. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 9.12. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by Law).

Section 9.13. Assignment. Neither this Agreement nor any of the rights, interest or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.14. Disclosure. Where a document or information or other material has been provided to either of the Buyers it shall be deemed for the purposes of this Agreement to have been provided to both of the Buyers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

STOCKHOLDERS:

/s/ Antony Brian Pope
Antony Brian Pope

/s/ Johanna Pope
Johanna Pope

/s/ Damon Cookman
Damon Cookman

SYI:
STOCKERYALE, INC.

By:	/s/ Mark Blodgett
	Name:	Mark Blodgett
	Title:	Chairman & CEO

SYUK:
STOCKERYALE (UK) LIMITED

By:	/s/ Mark Blodgett
	Name:	Mark Blodgett
	Title:	Director